UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 10, 2005
Date of Report (Date of earliest event reported )

Greenfield Online, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50698	06-1440369
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21 River Road
Wilton, CT 06897
(Address of Principal Executive Offices and Zip Code)

(203) 834-8585
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if changed since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On May 10, 2005, we entered into an Employment Agreement (the “Employment Agreement”) with David St. Pierre, pursuant to which Mr. St. Pierre will serve as our Chief Technology Officer. Under the terms of the Employment Agreement, Mr. St. Pierre will receive an annual base salary of $185,000 per year, and will receive a grant of options to purchase 75,000 shares of Greenfield Online’s common stock at the fair market value of the common stock on the date of such grant. These options will vest according to the following schedule: 25% on December 31, 2005, and 12.5% on each subsequent six-month anniversary thereafter. The Employment Agreement further provides that Mr. St. Pierre will be entitled to participate in our bonus plans and other employee benefit plans and programs and in the pension, retirement, savings and other plans and programs generally available to our senior executives. Under the terms of the Employment Agreement, if Mr. St. Pierre’s employment is terminated other than for death, disability or “cause” (as defined in the Employment Agreement), or upon Mr. St. Pierre’s termination of his employment for “good reason” (as defined in the Employment Agreement), Mr. St. Pierre will be entitled to a severance payment equal to six months of his base salary. The Employment Agreement also includes non-competition, non-solicitation and non-disclosure obligations on the part of Mr. St. Pierre, which obligations will continue for two years after the termination of Mr. St. Pierre’s employment.

     A copy of Mr. St. Pierre’s Employment Agreement is filed as exhibit 99.1 to this Current Report on Form 8-K. The foregoing summary of certain material terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement filed as an exhibit hereto.

Exhibits
99.1	Employment Agreement between Greenfield Online, Inc., and David St. Pierre.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENFIELD ONLINE, INC.
	By:	/s/ Robert E. Bies
Robert E. Bies
Dated: May 12, 2005		Executive Vice President and Chief Financial Officer

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